EXHIBIT 10(b)

August 2, 2005

VIA TELECOPY AND REGISTERED EXPRESS MAIL

Mr. Michael G. Morin

International	Business Machines Corporation

150 Kettletown Road

Southbury, Connecticut 06488

Re:	Information Technology Services Agreement, dated February 1, 2003, as amended
(the Agreement”) between United HealthCare Services, Inc. (“UHS”)
and International Business Machines Corporation (“IBM”)

Dear Michael:

UHS hereby notifies IBM that UHS is exercising its right under Section 24.01 of the Agreement to terminate all of the mainframe (base & extended) services that are identified in Exhibit 1.1 of the Agreement (“Mainframe Services”), effective as of January 31, 2006, with the exception of the disaster recovery services listed in Part 7 of Exhibit 1.1, and the ancillary mainframe disaster recovery services listed in Additional Service Schedules such as 04-1023A, 04-0922A and 02-1030A (the “Mainframe DR Services”). At this time, UHS will continue to receive such Mainframe DR Services as are currently contracted.

In connection with terminating these Mainframe Services, UHS is also terminating the following Additional Services Schedules:

•	Connect Mail Box Telephone Charges (recurring monthly charges);

•	Additional Services Schedule #03-0314A to the Agreement, Exhibit 4, Network Services Duncan Disaster Recover Setup – Stamford (IBM RFS #03-0314A);

•	Additional Services Schedule to the Agreement, Exhibit 4, Part 3 TN3270 Migration to z/OS OSA Platform; Removal of TN3270 and MYUHC Routers (IBM RFS #03-1115B);

•	Additional Services Schedule #0610B to the Agreement, Exhibit 4, Part 3 for Additional Software on Connect Mailbox Servers (IBM RFS #03-0610B);

•	Additional Services Schedule to the Agreement, Exhibit 4 APPN Enterprise Reader (IBM RFS #04-0110A);

•	Additional Services Schedule to the Agreement, Exhibit 1, Part 7 Extend Demarcation Points at Southbury, CT (IBM RFS #03-0224B); and

•	Additional Service Schedule to the Agreement for AIS Services (IBM ASR #05-0330A).

UHS has concluded that there are no additional amendments or Additional Service Schedules that need to be terminated in order to terminate the Mainframe Services. UHS assumes that if IBM does not object to the foregoing list in the next ten (10) days, IBM has agreed to its completeness and accuracy. Except for the services terminated by this letter, the Agreement shall continue in full force and effect.

Although the effective date of termination will be January 31, 2006, pursuant to Articles 26 and 27 and Exhibit 13 of the Agreement, IBM is obligated to continue to provide the same types and levels of mainframe services through January 25, 2007 as it has provided to date, if and to the extent that UHS so requests. UHS will be working with IBM in the coming weeks to prepare for the transition of the terminated services to UHS, including the commencement of Termination Assistance Services, in order to ensure a smooth and orderly transition for the parties. As we have discussed, we appreciate IBM’s expressed willingness to cooperate with and assist us in this transition.

Please note that this notice is not intended to limit or waive any obligations or rights under the Agreement, including with respect to any past, present or future defaults, all of which UHS expressly reserves.

UHS values its long and mutually beneficial relationship with IBM, and we fully expect it to continue well into the future. Again, many thanks for your cooperation.

Sincerely,

/s/    Michael R. Connly

Cc: General Counsel

International Business Machines Corporation

Global Services

Route 100

Somers, New York 10589

Cc: Barry Mason

Vice President

International Business Machines Corporation

650 Third Avenue South

Minneapolis, Minnesota 55402